Exhibit 2.2
EXECUTION VERSION

AMENDMENT NO. 1 TO
CLASS C-1 COMMON STOCK PURCHASE AGREEMENT

This Amendment No. 1 to Class C-1 Common Stock Purchase Agreement (this “Amendment”), is entered into as of January 28, 2020, by and among JUUL Labs, Inc., a Delaware corporation (the “Company”), Altria Group, Inc., a Virginia corporation (the “Investor”), and Altria Enterprises LLC, a Virginia limited liability company and wholly-owned subsidiary of the Investor (together with the Investor, the “Investors”). Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).
WHEREAS, the Company and the Investors are parties to that certain Class C-1 Common Stock Purchase Agreement, dated December 20, 2018 (the “Purchase Agreement”); and
WHEREAS, pursuant to Section 7.1 of the Purchase Agreement, any term thereof may be amended with the written consent of (x) the Company (after obtaining the affirmative vote of at least two-thirds (2/3rd) of the Non-Investor Directors then in office) and (y) the Investors.
NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Amendment to Definition of Antitrust Termination Date. Section 1.3(e)(v) of the Purchase Agreement is hereby amended and restated to read, in its entirety, as follows:

“(v)    “Antitrust Termination Date” means the date on which the Antitrust Conversion becomes permanently prohibited or enjoined pursuant to an Antitrust Law by a court of competent jurisdiction without any possibility of appeal or review or, if earlier, the date on which the Investors determine, in their sole discretion, to abandon their efforts to seek Antitrust Clearance; provided, however, the Investors may not make such determination until the earlier of (i) December 31, 2021 and (ii) the date, if any, the Federal Trade Commission authorizes the issuance of a complaint (civil or administrative) or closes the investigation into the Investors’ investment into the Company.”
2.Miscellaneous. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, a reference to the Agreement to be deemed a reference to such agreement as amended hereby. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of Law. Except as expressly modified by this Amendment, the terms of the Agreement remain unchanged and remain in full force and effect. No modification of or amendment to this Amendment shall be effective unless in writing signed by the parties to this Amendment. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

JUUL LABS, INC.

By: /s/ K.C. Crosthwaite
Name: K.C. Crosthwaite
Title: Chief Executive Officer

JUUL Labs, Inc.
Amendment No. 1 to Class C-1 Common Stock Purchase Agreement
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INVESTOR:

ALTRIA GROUP, INC.

By: /s/ William F. Gifford, Jr.
Name: William F. Gifford, Jr.
Title: Vice Chairman and Chief Financial Officer

JUUL Labs, Inc.
Amendment No. 1 to Class C-1 Common Stock Purchase Agreement
Signature Page

INVESTOR SUB:

ALTRIA ENTERPRISES LLC

By: /s/ David A. Wise
Name: David A. Wise
Title: Vice President and Treasurer

JUUL Labs, Inc.
Amendment No. 1 to Class C-1 Common Stock Purchase Agreement
Signature Page